Exhibit 99.1

Bar Harbor Bankshares Receives FDIC Approval

BAR HARBOR, Maine--(BUSINESS WIRE)--July 9, 2012--Bar Harbor Bankshares (the “Company”) (NYSE MKT: BHB) the parent company of Bar Harbor Bank & Trust, today announced that the Federal Deposit Insurance Corporation (the “FDIC”) has approved the Company’s application to acquire certain assets and assume certain liabilities of Border Trust Company. The Company previously received regulatory approval from the Maine Bureau of Financial Institutions (the “Maine BFI”) for the transaction.

In making the announcement, the Company’s President & CEO, Joseph M. Murphy said, “We are very pleased that the transaction with Border Trust has been approved by the FDIC and the Maine Bureau of Financial Institutions. We look forward to completing the transaction and continuing to execute on our strategic plan to serve our customers and deliver value to our shareholders. We welcome the opportunity to grow afforded us by our formal entry into Kennebec and Sagadahoc counties.”

The closing of the transaction is subject to the expiration of certain waiting periods specified in the approval orders of the FDIC and Maine BFI and certain other customary closing conditions and is expected to occur as early as August 2012.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as others including but not limited to, the following: that a transaction between the Company and Border Trust Company may not be completed on a timely basis, on anticipated terms, or at all; Border Trust Company business or net asset values may be negatively affected by the pendency of the proposed transaction or otherwise; that regulatory approvals may not be received; that the transaction may not be as advantageous to the Company as expected; and that the Company’s shareholders may not realize the anticipated benefits; and that the Company’s future business plans may not be fully realized as anticipated, if at all. The Company cautions that the foregoing factors are not exclusive.

CONTACT:
Bar Harbor Bankshares
Joseph M. Murphy, 207-288-3314
President and Chief Executive Officer